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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No.____ )*


                           Voice Control Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    92861B100
                          ----------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)
        [ ] Rule 13d-1(c)
        [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO. 92861B100    |           13G            |   Page  2  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Highland Capital Partners II Limited Partnership                   |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  *(SEE INSTRUCTIONS)                                       (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  924,708                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  924,708                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  924,708                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES *(SEE INSTRUCTIONS)                                    [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  6.8%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *(SEE INSTRUCTIONS)                       |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 13 Pages

-------------------------                           ---------------------------
|CUSIP NO. 92861B100    |           13G            |   Page  3  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Highland Management Partners II Limited Partnership                |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  *(SEE INSTRUCTIONS)                                       (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  924,708                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  924,708                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  924,708                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES *(SEE INSTRUCTIONS)                                    [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  6.8%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *(SEE INSTRUCTIONS)                       |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 13 Pages

-------------------------                           ---------------------------
|CUSIP NO. 92861B100    |           13G            |   Page  4  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Robert F. Higgins                                                  |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  *(SEE INSTRUCTIONS)                                       (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  924,708                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  924,708                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  924,708                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES *(SEE INSTRUCTIONS)                                    [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  6.8%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *(SEE INSTRUCTIONS)                       |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 13 pages

-------------------------                           ---------------------------
|CUSIP NO. 92861B100    |           13G            |   Page  5  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Paul A. Maeder                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  *(SEE INSTRUCTIONS)                                       (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  924,708                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  924,708                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  924,708                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES *(SEE INSTRUCTIONS)                                    [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  6.8%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *(SEE INSTRUCTIONS)                       |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 13 pages

-------------------------                           ---------------------------
|CUSIP NO. 92861B100    |           13G            |   Page  6  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Wycliffe K. Grousbeck                                              |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  *(SEE INSTRUCTIONS)                                       (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  924,708                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  924,708                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  924,708                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES *(SEE INSTRUCTIONS)                                    [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  6.8%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *(SEE INSTRUCTIONS)                       |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 13 pages

-------------------------                           ---------------------------
|CUSIP NO. 92861B100    |           13G            |   Page  7  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Daniel J. Nova                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   |
|        |  *(SEE INSTRUCTIONS)                                       (a) [ ]  |
|        |                                                            (b) [ ]  |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0                                                |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  924,708                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0                                                |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  924,708                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  924,708                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN      |
|        |  SHARES *(SEE INSTRUCTIONS)                                    [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  6.8%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON *(SEE INSTRUCTIONS)                       |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 13 pages

Item 1(a).   Name of Issuer:  Voice Control Systems, Inc. (the "Company")

Item 1(b). Address of Issuer's Principal Executive Offices: 14140 Midway Road, Suite 100, Dallas, TX 75244



Item 2(a)                                  Item 2(b)                            Item 2(c)

                                                                                Citizenship or Place
Name of Person Filing                      Address                              of Organization
---------------------                      -------                              --------------------
Highland Capital Partners II Limited       Two International Place              Delaware
   Partnership ("Highland Capital"), a     Boston, MA 02110
   Delaware limited partnership

Highland Management Partners II            Two International Place              Delaware
   Limited Partnership ("Highland          Boston, MA 02110
   Management"), a Delaware limited
   partnership and the sole general
   partner of Highland Capital

Robert F. Higgins, Paul A. Maeder,         Two International Place              United States
   Wycliffe K. Grousbeck and               Boston, MA 02110
   Daniel J. Nova, the general
   partners of Highland Management
   (the "Investing General Partners")


Item 2(d).        Title of Class of Securities:  Common Stock, $.01 par value.

Item 2(e).        CUSIP Number: 92861B100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not applicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  Highland Capital is the record owner of and beneficially owns 924,708 shares (the "Shares") of Common Stock. An aggregate of 57,317 of the Shares are subject to an escrow arrangement and will be released, subject to certain terms and


                               Page 8 of 13 pages
                  conditions, on April 14, 1999. Highland Capital has the right to acquire an additional 172,671 of the Shares upon the exercise of warrants which are currently exercisable. Highland Capital has the power to vote or direct the disposition of all of the Shares. Such power is exercised through Highland Management as the sole general partner of Highland Capital. Highland Management, as the general partner of Highland Capital, may be deemed to own the Shares beneficially. The Investing General Partners have the power over all investment decisions of Highland Management and therefore may be deemed to share beneficial ownership of the Shares by virtue of their status as controlling persons of Highland Management. Each of the Investing General Partners and Highland Management disclaim beneficial ownership of the Shares.

         (b)      Percent of Class:

                  Each of Highland Capital, Highland Management and the Investing General Partners may be deemed to own beneficially 6.8% of the outstanding Common Stock. The foregoing percentage is based on the 13,654,553 shares of Common Stock reported to be outstanding as of September 30, 1998 in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

         (c)      Number of shares as to which such person has:

                  (i) Each of Highland Capital, Highland Management and the Investing General Partners has sole power to vote or direct the vote of -0- shares.

                  (ii) Highland Capital, Highland Management and each of the Investing General Partners have shared power to vote or to direct the vote of 924,708 shares.

                  (iii) Each of Highland Capital, Highland Management and the Investing General Partners has sole power to dispose or to direct the disposition of -0- shares.

                  (iv) Highland Capital, Highland Management and each of the Investing General Partners have shared power to dispose or to direct the disposition of 924,708 shares.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


                  Not applicable.



                               Page 9 of 13 pages

Item 8.           Identification and Classification of Members of the Group.

                  Highland Capital, Highland Management, and each of the Investing General Partners expressly disclaim membership in a "group" as defined in Rule 13d - 1(b)(1)(ii)(J).

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  Not applicable.



                              Page 10 of 13 pages

                                    Signature
                                    ---------

     After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 10, 1999


HIGHLAND CAPITAL PARTNERS II
  LIMITED PARTNERSHIP


By: Highland Management
      Partners II Limited Partnership


     By: /s/ Robert F. Higgins
         -----------------------------
         General Partner


HIGHLAND MANAGEMENT PARTNERS II
  LIMITED PARTNERSHIP


By: /s/ Robert F. Higgins
    -----------------------------------
    General Partner


/s/ Robert F. Higgins
---------------------------------------
Robert F. Higgins


/s/Paul A. Maeder
---------------------------------------
Paul A. Maeder


/s/ Wycliffe K. Grousbeck
---------------------------------------
Wycliffe K. Grousbeck


/s/ Daniel J. Nova
---------------------------------------
Daniel J. Nova




                              Page 11 of 13 pages

                                  Exhibit Index


Exhibit No.                   Description                        Page No.
-----------                   -----------                        --------

     A                  Agreement of Joint Filing                   13






                              Page 12 of 13 pages

                                                                       Exhibit A
                                                                       ---------

                            Agreement of Joint Filing
                            -------------------------

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of Common Stock of Voice Control Systems, Inc.

     This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     EXECUTED as a sealed instrument this 10th day of February, 1999.

HIGHLAND CAPITAL PARTNERS II
  LIMITED PARTNERSHIP

By: Highland Management
      Partners II Limited Partnership


     By: /s/ Robert F. Higgins
         ------------------------------
         General Partner


HIGHLAND MANAGEMENT PARTNERS II
  LIMITED PARTNERSHIP


By: /s/ Robert F. Higgins
    -----------------------------------
    General Partner


/s/ Robert F. Higgins
--------------------------------------
Robert F. Higgins


/s/ Paul A. Maeder
--------------------------------------
Paul A. Maeder


/s/ Wycliffe K. Grousbeck
--------------------------------------
Wycliffe K. Grousbeck


/s/ Daniel J. Nova
--------------------------------------
Daniel J. Nova



                              Page 13 of 13 pages